IGNACIO SOTO SOBREYRA Y SILVA – ESTADOS UNIDOS MEXICANOS – DISTRITO FEDERAL MEXICO

CONTRATO DE CESION QUE CELEBRAN, POR UNA PARTE, EL SEÑOR MAR[illegible] BERNARDO SUTTI COURTADE (EN LO SUCESIVO "SUTTI") Y, POR LA [illegible] MINERA LOS LAGARTOS, S.A. DE C.V. (EN LO SUCESIVO "LA[illegible]") RFEPRESENTADA POR EL ING. PORFIRIO CESAR AUGUSTO PADILLA [illegible] DE ACUERDO CON LAS SIGUIENTES DECLARACIONES Y CLAUSULAS:

D E C L A R A C I O N E S

I. Declara Sutti, a través de su representante:

I.A. Que es mexicano, mayor de edad, minero, casado bajo el régimen de separación de bienes con la Sra. Silvia Margarita Garza de Sutti, con capacidad legal de ser titular de concesiones mineras.

I.B. Que es titular de la concesión minera de exploración del lote Juanicipio 1, título 209,790, ubicado en el Municipio de Fresnillo, Zacatecas, con una vigencia del 9 de agosto de 1999 al 8 de agosto de 2005, según consta bajo la inscripción número 84, foja 51, Volumen 14 del Libro de Actos, Contratos y Convenios Mineros del Registro Público de Minería.

II. Declara Lagartos, a través de su representante legal:

II.A. Que es una sociedad minera constituida de conformidad con las leyes mexicanas, según consta en escritura pública número 10,450, otorgada el 12 de octubre del 2001 ante el licenciado Próspero Ignacio Soto Wendlandt, Notario Público No. 5 de Hermosillo, Sonora, inscrita en el Registro Público de la Propiedad de Hermosillo, Sonora en la Sección Comercio, Libro Uno, número de inscripción 21166 del Volumen 661 el 26 de noviembre del 2001 y en el Registro Público de Minería bajo el número 108 a fojas 54 vuelta del Volumen XXXVII del Libro de Sociedades Mineras el 14 de diciembre del 2001.

II.B. Que sus facultades constan en la escritura pública antes mencionada, mismas que a la fecha no le han sido revocadas ni modificadas.

III. Declaran las partes que en lo sucesivo cuando se hable de "Lote Minero" deberá entenderse que se hace referencia al lote minero descrito en el inciso I.B. de la declaración anterior, y cuando se hable de "Concesión" se hace referencia a los derechos de concesión otorgados por el título de concesión minera de exploración y a los derechos de concesión de explotación que en su oportunidad expidan las autoridades mineras.

Expuesto lo anterior las partes manifiestan expresamente su voluntad de celebrar el presente contrato, para lo cual otorgan las siguientes:

CLAUSULAS

PRIMERA. Cesión En este acto Sutti transmite a Lagartos la titularidad de la Concesión, libre de todo gravamen y limitación de dominio. Como contraprestación Lagartos paga en este acto a Sutti la cantidad de $1,000.00 (mil pesos 00/100 M.N.), más el Impuesto al Valor Agregado, más la regalía señalada en la cláusula séptima siguiente.

SEGUNDA. Inscripción. A partir de la fecha en que las partes ratifiquen este contrato ante Notario Público ("Fecha de Ratificación"), las partes de este contrato se obligan a solicitar la inscripción del mismo ante el Registro Público de Minería tan pronto como sea posible. Sutti se obliga a proveer y/o firmar cualquier documento adicional que pueda ser necesario para obtener la inscripción y para dar pleno efecto a este Contrato.

TERCERA. Duración. El presente Contrato estará en vigor mientras esté vigente la Concesión.

CUARTA. Inversiones. Una vez transmitida la Concesión a Lagartos, ésta hará las siguientes inversiones mínimas:

4.A. Realizar 3,500 metros de perforación en el Lote Minero durante el primer año a partir de la Fecha de Ratificación.

4.B. US$750,000 (setecientos cincuenta mil dólares de los Estados Unidos de América) menos la inversión en perforación a que se refiere el inciso 4.A. anterior durante el segundo año a partir de la Fecha de Ratificación.

4.C. US$750,000 (setecientos cincuenta mil dólares de los Estados Unidos de América) durante el tercer año a partir de la Fecha de Ratificación.

4.D. US$1,000,000 (un millón de dólares de los Estados Unidos de América) durante el cuarto año a partir de la Fecha de Ratificación.

Las inversiones que excedan en un año de los mínimos establecidos en la presente cláusula podrán ser aplicados a los años siguientes.

QUINTA. **Definición de inversión.** Se considerará inversión: (a) todos los gastos efectuados directamente por Lagartos en la exploración del Lote Minero, incluyendo costos de perforación y ensayes, estudios de viabilidad, costo de permisos y/o autorizaciones, adquisición por cualquier título del derecho de uso del terreno superficial, el pago de los derechos sobre minería, cualquier otro gasto necesario para mantener la vigencia de la Concesión, y en general todos aquellos conceptos que razonablemente deban cargarse a costos directos de explotación o exploración, y (b) los gastos indirectos hasta un máximo del 15% de los gastos directos efectuados en cualquier período. Sutti tendrá el derecho, a su costa, de revisar en horas y días hábiles a través de una firma de contadores elegidos por Sutti, la contabilidad de Lagartos exclusivamente por los conceptos relacionados con las inversiones efectuadas conforme a este contrato.

5.A. **Tipo de cambio.** Las inversiones efectuadas en pesos mexicanos se convertirán a dólares de los Estados Unidos de América al tipo de cambio al que hayan sido comprados los pesos mexicanos con que se hicieron dichas inversiones.